3/31/2026

Geoff Gannon

OFFER LETTER: PRESIDENT AND CHIEF EXECUTIVE OFFICER, PARKS! AMERICA

Dear Geoff,

You were named **INTERIM PRESIDENT** and **CHIEF EXECUTIVE OFFICER (CEO)** of **PARKS! AMERICA, INC.** (the "Company") on June 14, 2024. We would like to make the transition for you to be a full-time employee with the company to continue with the great progress that has been made so far. We are pleased to offer you the full-time position of **PRESIDENT** and **CHIEF EXECUTIVE OFFICER (CEO)** of **PARKS! AMERICA, INC**. with a start date as of April 1st. We believe your skills and experience have proven to be extremely valuable to the company over the past few years.

The annual starting salary for this position is $90,000 per year, to be paid in accordance with the Company's normal payroll practices. The Company currently pays on a monthly basis. This position is exempt for purposes of the federal wage and hour laws, meaning that you will not be eligible for overtime compensation for hours worked in excess of 40 in a given workweek. In addition to this starting salary, we're offering you employer paid health insurance at such time as the Company is permitted to provide it, and you will be eligible for any benefits normally made available to full-time employees in accordance with any established Company policy. The Company's policies and plan documents will govern benefits provided to employees and should be consulted for the details of each plan. At the Company's discretion, policies, pay, and benefits may be changed at any time, and this letter does not establish any vested rights in pay or benefits.

Your employment with PARKS! AMERICA, INC. will be on an at-will basis, which means you and the Company are free to terminate the employment relationship at any time for any reason. This at-will employment relationship between the Company and you cannot be changed except in writing signed by an authorized officer of the Company and approved by the Board. This letter is not a contract or guarantee of employment for a definite amount of time.

Please note it is the Company's policy not to infringe upon the proprietary information, trade secrets, or confidential information of third parties, and not to interfere with third parties' contractual or business relations. Therefore, we also write to confirm that you have represented and warranted that you are not subject to any agreement that would prevent you from performing your duties for the Company, and that you are not in breach of and will not breach any legal or contractual duty or agreement You entered into with any former employer or other third party in the performance of such duties.

Please confirm your acceptance of this offer by signing and returning this letter.

[signatures on next page]

Signature:_________________

Printed Name: ______________
Date: 4/7/26
JACOB MCDONOUGH Secretary and Board Member, Parks! America

Signature: ______________
Printed Name: Geoff Gannon
Date: 04/07/26
GEOFF GANNON